BRAD A. KINDER, CPA
CERTIFIED PUBLIC ACCOUNTANT
815 PARKER SQUARE• FLOWER MOUND, TX 75028
972-899-1170

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Concorde Funds, Inc. and to the use of our report dated November 22, 2023, on the financial statements and financial highlights of the Concorde Wealth Management Fund, a series of Concorde Funds, Inc. Such financial statements and financial highlights appear in the Form N-CSR of the Fund for the year ended September 30, 2024, and to the references to us under the heading “Financial Highlights” in the Prospectus, which is part of such registration statement.

/s/Brad A. Kinder
Brad A. Kinder, CPA
Flower Mound, Texas
January 26, 2024